Exhibit 4.38

Agreement on Cancellation of Contracts

This Agreement on Cancellation of Contracts (“this Agreement”) is executed in Beijing, the People’s Republic of China (“China”) on July 3, 2018:

(1)	XU Ming, a Chinese citizen, ID Card No.: *** (“Transferor”);

(2)	LIU Wei, a Chinese citizen, ID Card No.: *** (“Existing Shareholder”);

(3)	WANG Kun, a Chinese citizen, ID Card No. *** (“Transferee”)

(4)

Conew Network Technology (Beijing) Co., Ltd., a foreign-invested limited liability company incorporated and validly existing under the laws of China, with its registered office at Room 150, Building 1, 3 Xijing Road, Badachu High-tech Park, Shijingshan District, Beijing (“Conew Network”); and

(5)

Beijing Cheetah Network Technology Co., Ltd. (formerly known as Beijing Kingsoft Network Technology Co., Ltd.), a limited liability company incorporated and validly existing under laws of China, with its registered office at Room A-3154, 2/F, Building 3, Courtyard 30, Shixing Street, Shijingshan District, Beijing (“Company”).

The Parties above are hereinafter referred to individually as “a Party” and collectively as “the Parties”.

Whereas:

A.	The Transferor and the Existing Shareholder are shareholders of the Company, and respectively hold 50% of the equity in the Company (each corresponding to RMB 5,000,000.00 in the registered capital);

B.

The Transferor intends to transfer all of its equity held in the Company (corresponding to RMB 5,000,000.00 in the registered capital) to the Transferee, and the Transferor and the Transferee signed an Equity Transfer Agreement on July 3, 2018;

C.	The Transferor, the Existing Shareholder and Conew Network signed a Loan Agreement on June 30, 2012 (“Transferred Agreement”);

D.	Conew Network and the Company signed the Exclusive Technology Development, Support and Consultancy Agreement on July 18, 2012;

E.

The Transferor, the Existing Shareholder, Conew Network and the Company signed certain Exclusive Equity Option Agreement, Shareholder Voting Proxy Agreement, Equity Pledge Agreement and Business Operating Agreement on July 18, 2012 (together with the Exclusive Technology Development, Support and Consultancy Agreement, the “Original Contracts”);

F.

For the purpose of exercising and performing the rights and obligations under the Original Contracts, the Transferor and the Existing Shareholder sign or issue, or causes to be signed and issued the following documents, including Appendix I-Power of Attorney attached to Shareholder Voting Proxy Agreement, Appendix II-Power of Attorney and Appendix III-Spouse Consent (issued by the Li Xinchan, the spouse of the Transferor) attached to the Exclusive Equity Option Agreement, Appendix I-Power of Attorney and Appendix II-Commitment Letter attached to Equity Pledge Agreement (hereinafter collectively referred to as “Supplementary Documents of Original Contracts”);

G.

On the date of signing this Agreement, the Transferee, the Existing Shareholder, Conew Network and the Company signed the following agreements and documents substantially in the forms and contents of the Original Contracts and Supplementary Documents of Original Contracts: (1) the Exclusive Service Agreement signed by and between Conew Network and the Company; (2) the Exclusive Equity Option Agreement, Equity Pledge Agreement, Proxy Agreement and Power of Attorney signed by and among the Transferee, the Existing Shareholder, Conew Network and the Company; (3) the Power of Attorney issued by the Transferee and the Existing Shareholder (4) the Spousal Consent respectively issued by the Transferee’s and the Existing Shareholder’s spouses.

1

NOW THEREFORE, in consideration of the recital above and the mutual covenants as set out hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties reach a consensus and agree as follows with respect to cancellation of the Original Contacts and the Supplementary Documents of Original Contracts:

1.

General Transfer. The Parties agree that the Transferor hereby assigns, transfers and delegates to Transferee, and the Transferee hereby accepts and succeeds to from the Transfer, all rights, powers and interests of the Transferor under the Transferred Agreement. The Transferor hereby transfers all of its obligations and liabilities thereunder to the Transferee, and the Transferee hereby agrees to accept the transferred obligations above, and further agrees to bear and perform the relevant liabilities and obligations pursuant thereto when such obligations and liabilities become mature or due. Following the execution of this Agreement, the Transferee will substitute for the Transferor in the Transferred Agreement as a Party to enjoy all rights, powers and interests, and continue to perform all obligations to be performed by the Transferor under the Transferred Agreement. Following the execution of this Agreement, the Transferred Agreement shall cease to be binding on the Transferor, and the Transferor shall cease to enjoy and perform any rights and obligations thereunder.

2.

Termination of Original Contracts. The Parties hereby agree to terminate the Original Contracts. From the date of effectiveness of this Agreement, the Original Contracts are terminated and cease to be binding on the Parties, and the Parties shall not enjoy or be required to perform rights or obligations thereunder. The Parties automatically waive any right of recourse and claim (if any) against other parties under the Original Contracts. After the effectiveness of this Agreement, the Transferor, the Existing Shareholder and Conew Network agree to cooperate with the Company in going through the relevant formalities for deregistration of the equity pledge.

3.

Termination of Supplementary Documents of Original Contracts. The Parties hereby agree that the Supplementary Documents of Original Contracts which the Transferor and the Transferee issues or causes to be issued according to the provisions of the Original Contracts shall be terminated and have no any effect from the date of effectiveness of this Agreement, and the Transfer, the Transferee or the third party issuing the relevant Supplementary Documents of Original Contracts shall cease to have any obligation thereunder. The Parties automatically waive any right of recourse and claim (if any) against other parties under Supplementary Documents of Original Contracts.

4.

No Rights or Obligations. The Parties confirm that the termination of the Original Contracts and the Supplementary Documents of the Original Contracts will not constitute any party’s liability for breach of contract under the Original Contracts or the Supplementary Documents of the Original Contracts.

5.

Amendment and Waiver. Any terms of this Agreement may be amended only with the written consent of the Parties. Any amendment or waiver effective according to this Article shall be binding upon the Parties hereof and their own successors, inheritors, executors, managers and the Transferee.

6.

Applicable Laws and Dispute Resolution. The execution, validity, performance and interpretation of this Agreement and the dispute resolution in connection herewith shall be governed by and construed in all respects in accordance with the laws of China. Any dispute arising from or relating to this Agreement shall be settled in faith by the Parties through negotiation, failing which, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission to be arbitrated in accordance with its arbitration rules in force at the time of request for the arbitration. The arbitration award shall be final and binding on the Parties. The arbitration proceedings shall be conducted in Beijing and Chinese language.

7.

Effectiveness and Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed as an original of this Agreement but all of which together shall constitute one and same instrument. This Agreement shall become effective from the date when the Parties affix their own signatures or seals.

(Remainder of Page Intentionally Left Blank and Signature Page to Follow)

2

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

XU Ming

/s/ Xu Ming

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

LIU Wei

/s/ Liu Wei

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

WANG Kun

/s/ Wang Kun

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

Conew Network Technology (Beijing) Co., Ltd.

Stamped with company chop of Conew Network Technology (Beijing) Co., Ltd.

NOW THEREFORE, the Parties have caused this Agreement on Cancellation of Contracts to be signed in persons or by their own duly authorized representatives as of the date first written above.

Beijing Cheetah Network Technology (Beijing) Co., Ltd.

Stamped with company chop of Beijing Cheetah Network Technology (Beijing) Co., Ltd.